Exhibit 10.5

THE WHITEWAVE FOODS COMPANY

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”) is entered into as of May 1, 2013, by and between The WhiteWave Foods Company, a Delaware corporation (together with its subsidiaries, the “Company”), and [            ] (the “Executive”), and will be effective as of the Distribution Effective Date (as defined below).

RECITALS

WHEREAS, the Executive and Dean Foods Company, a Delaware corporation (“Dean Foods”), previously executed a Change in Control Agreement, as amended and restated to date (the “Dean Foods CIC Agreement”);

WHEREAS, the Company is a controlled subsidiary of Dean Foods, and Dean Foods has announced that it currently intends to distribute a controlling interest in the Company to its shareholders (the “Distribution”);

WHEREAS, the Company and Dean Foods are parties to an Employee Matters Agreement, entered into substantially contemporaneously with the initial public offering of the Company’s common stock (the “EMA”), pursuant to which the Company is required to enter into a new Change in Control Agreement with the Executive that is substantially similar to the Dean Foods CIC Agreement, which shall become effective as of the effective date of the Distribution, if such Distribution is effected (the “Distribution Effective Date”); and

WHEREAS, the Company and the Executive agree that this Agreement is substantially similar to the Dean Foods CIC Agreement and desire to enter into this Agreement to replace, effective as of the Distribution Effective Date, the Dean Foods CIC Agreement.

AGREEMENTS

NOW, THEREFORE, pursuant to the Company’s obligations under the EMA, and for good and valuable consideration, including the mutual covenants set forth herein, the parties hereto agree to enter into this Agreement as follows:

1. Definitions. The following terms shall have the following meanings for purposes of this Agreement.

“Affiliate” means any entity controlled by, controlling or under common control with, a person or entity.

“Annual Pay” means the sum of (a) an amount equal to the annual base salary rate payable to the Executive by the Company at the time of termination of his or her employment plus (b) an amount equal to the target bonus established for the Executive for the Company’s fiscal year in which the Executive’s termination of employment occurs, but in either case, without giving effect to any reduction therein occurring after a Change in Control.

“Board” means the board of directors of the Company.

“Cause” means the Executive’s (a) willful and intentional material breach of this Agreement, (b) willful and intentional misconduct or gross negligence in the performance of, or willful neglect of, the Executive’s duties, which has caused material injury (monetary or otherwise) to the Company, (c) material breach of the Company’s Code of Ethics, or (d) conviction of, or plea of nolo contendere to, a felony; provided, however, that no act or omission shall constitute “Cause” for purposes of this Agreement unless the Board, the Chairman of the Board or the Lead Director provides to the Executive (i) written notice clearly and fully describing the particular acts or omissions which the Board, the Chairman of the Board or the Lead Director reasonably believes in good faith constitutes “Cause” and (ii) an opportunity, within thirty (30) days following his or her receipt of such notice, to meet in person with the Board, the Chairman of the Board or the Lead Director to explain or defend the alleged acts or omissions relied upon by the Board and, to the extent practicable, to cure such acts or omissions. Further, no act or omission shall be considered as “willful” or “intentional” if the Executive reasonably believed such acts or omissions were in the best interests of the Company.

“Change in Control” means the first occurrence of any of the following events after the Distribution Effective Date:

(a) any person, entity or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”)), other than the Company, a wholly-owned subsidiary of the Company, and any employee benefit plan of the Company or any wholly-owned subsidiary of the Company, becomes a “beneficial owner” (as defined in Rule 13d-3 under the Act), of 30% or more of the combined voting power of the Company’s then outstanding voting securities;

(b) the persons who, as of the Distribution Effective Date, are serving as the members of the Board (the “Incumbent Directors”) shall cease for any reason to constitute at least a majority of the Board (or the board of directors of any successor to the Company), provided that any director elected to the Board, or nominated for election, by at least two-thirds of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this clause (b);

(c) the Company consummates a merger or consolidation with any other corporation, and as a result of which (i) persons who were shareholders of the Company immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the merger or consolidation, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of (x) the Company or the surviving entity or (y) an entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the entity described in subclause (x), and (ii), within the twelve-month period after such consummation of the merger or consolidation, the members of the Board as of the consummation of such merger or consolidation cease to constitute a majority of the board of directors of the Company or the surviving entity (or the entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the Company or such surviving entity); or

(d) the shareholders of the Company approve and the Company consummates a sale, transfer or other disposition of all or substantially all of the assets of the Company, and immediately after such sale, transfer or disposition the persons who were shareholders of the Company immediately prior to such sale, transfer or disposition do not own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the sale, transfer or disposition, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of (x) the entity or entities to which such assets are sold or transferred or (y) an entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the entities described in subclause (x).

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Business” means a company or business which is engaged, or intends to engage in the manufacture, distribution, sale or marketing of any products which compete directly with the products of the Company or any of its Affiliates.

“Confidential Information” means all information, whether oral or written, previously or hereafter developed, acquired or used by the Company or its subsidiaries and relating to the business of the Company and its subsidiaries that is not generally known to others in the Company’s area of business, including without limitation trade secrets, methods or practices developed by the Company or any of its subsidiaries, financial results or plans, customer or client lists, personnel information, information relating to negotiations with clients or prospective clients, proprietary software, databases, programming or data transmission methods, or copyrighted materials (including without limitation, brochures, layouts, letters, art work, copy, photographs or illustrations). It is expressly understood that the foregoing list shall be illustrative only and is not intended to be an exclusive or exhaustive list of “Confidential Information.”

“Good Reason” means any of the following events occurring, without the Executive’s prior written consent specifically referring to this Agreement, within 13 months after a Change in Control:

(a) (i) Any material reduction in the amount of the Executive’s Annual Pay, (ii) any material reduction in the amount of Executive’s other incentive compensation opportunities, or (iii) any significant reduction in the aggregate value of the Executive’s benefits as in effect from time to time (unless in the case of either (i) or (ii), such reduction is pursuant to a general change in compensation or benefits applicable to all similarly situated employees of the Company and its Affiliates);

(b) (i) the removal of the Executive from the Executive’s position of the ultimate parent of the business of the Company or (ii) any other significant reduction in the nature or status of the Executive’s duties or responsibilities;

(c) relocation of the Executive’s principal place of employment to a location that is more than 50 miles from the Executive’s place of employment immediately prior to the Change in Control; or

(d) failure by the Company to obtain the assumption agreement referred to in Section 7 of this Agreement prior to the effectiveness of any succession referred to therein, unless the purchaser, successor or assignee referred to therein is bound to perform this Agreement by operation of law.

In order for a termination by the Executive to constitute a termination for Good Reason, (i) the Executive must notify the Company of the circumstances claimed to constitute Good Reason in writing not later than the 90th day after it has arisen or occurred, (ii) the Company must not have cured such circumstances within 30 days of receipt of the notice and (iii) the Executive must actually terminate employment on or before the 13th month anniversary of the Change in Control.

“Termination Pay” means a payment made by the Company to the Executive pursuant to Section 2(a) (ii) or Section 2(b) hereof.

2. Benefits.

(a) Involuntary or Constructive Termination. In the event that the Executive’s employment with the Company or its successor is terminated (x) by the Company or its successor without Cause within 13 months following a Change in Control or (y) by the Executive for Good Reason, the Executive shall be entitled to the following payments and other benefits:

(i) The Company shall pay to the Executive a cash payment in an amount equal to the sum of (A) the Executive’s accrued and unpaid salary as of his or her date of termination of employment, as required by law, plus (B) his or her accrued and unpaid bonus, if any, for the Company’s prior fiscal year, plus (C) an amount equal to the greater of the following, paid on a pro rata basis for the portion of the year between January 1 and the date of the Executive’s termination of employment: (x) Executive’s target bonus for the year of termination, or (y) the actual bonus to which the Executive would be entitled in the year of termination, if calculable at the date of termination, plus (D) reimbursement for all unreimbursed expenses reasonably and necessarily incurred by the Executive (in accordance with Company policy) in connection with the business of the Company prior to termination and since the beginning of the calendar year prior to the date of termination. This amount shall be paid within five (5) business days of the date of the Executive’s termination of employment.

(ii) The Company shall pay to the Executive a cash payment in an amount equal to three (3) times the Executive’s Annual Pay. This amount shall be paid by the Company in accordance with Section 2(e) hereof.

(iii) The Company shall pay to the Executive a cash payment in an amount equal to the sum of (A) the Executive’s unvested account balance under the Company’s 401(k) plan, if any, and (B) three (3) times the amount of the aggregate matching contributions payable in respect of Executive’s contributions into the Executive’s 401(k) account for the last completed calendar year (which, for this purpose, shall be annualized if the Executive was not eligible to participate in such 401(k) plan for the entire calendar year). This amount shall be paid within 60 days after the date of the Executive’s termination of employment.

(iv) The Executive and his or her eligible dependents shall be entitled for a period of two (2) years following his or her date of termination of employment to continued coverage, on the same basis as similarly situated active employees, under the Company’s group health, dental, long-term disability and life insurance plans as in effect from time to time (but not any other welfare benefit plans or any retirement plans); provided that coverage under any particular benefit plan shall expire with respect to the period after the Executive becomes covered under another employer’s plan providing for a similar type of benefit. In the event the Company is unable to provide such coverage on account of any limitations under the terms of any applicable contract with an insurance carrier or third party administrator, the Company shall pay the Executive an amount equal to the cost to the Company of providing such coverage within 60 days after the date of the Executive’s termination of employment. To the extent that Company’s group health or dental benefits are self-insured, then in addition to any other limitation provided here, the period of coverage provided by this Section 2(a) (iv) under the self-insured health or dental plan shall not exceed the period of time during which the Executive would be entitled to receive continuation coverage under a group health plan under section 4980B (COBRA) if the Executive had elected such coverage and paid such premiums. To the extent that the immediately preceding sentence applies, the Company shall pay the Executive an amount equal to the cost of such COBRA coverage for a period equal to the excess of (i) 24 months minus (ii) the number of months of COBRA coverage initially available to the Executive, as determined in good faith by the Company, with such payment to be made within 60 days after the date of the Executive’s termination of employment.

(v) The Company shall pay all costs and expenses, up to a maximum of $50,000, related to outplacement services for the Executive, the provider of which shall be selected by the Executive in his or her sole discretion. This amount shall be paid directly to the provider of such services but only with respect to services rendered prior to the last day of the second calendar year following the calendar year in which the Executive’s termination date occurs. The Company shall pay such expenses within 90 days of the date of receipt of an invoice for such services, but in no event later than the end of the third calendar year following the calendar year in which the Executive’s termination date occurs.

(b) Voluntary Termination. If, at any time during the 30-day period (the “Window Period”) beginning on the first anniversary of the Change in Control (e.g., if a Change in Control occurs January 31, 2014, the period beginning February 1, 2015 and ending March 2, 2015; if it occurs February 18, 2014, the period beginning February 19, 2015 and ending March 20, 2015), the Executive terminates his or her employment with the Company for any reason, the Executive shall be entitled to receive the same payments and benefits as set forth in Sections 2(a)(i) through 2(a)(v) hereof, at the time specified therein. For the avoidance of doubt, should the Executive voluntarily terminate employment other than for Good Reasons prior to the first anniversary of the Change in Control, the Executive shall not have any right to receive any of the benefits or payments set forth in Section 2(a)(i) through Section 2(a)(v) hereof. The Executive may provide notice of a voluntary termination of employment with effectiveness during the Window Period at any time prior to the end of the Window Period, including prior to the commencement of the Window Period.

(c) Treatment of Equity Following a Change in Control. All of the Executive’s outstanding equity awards issued under the Company’s 2012 Stock Incentive Plan (the “WhiteWave Plan”) or other plan shall be governed by the terms and conditions of the WhiteWave Plan or such other plan and the applicable award agreements issued to the Executive thereunder.

(d) No Duplication; Other Severance Pay. There shall be no duplication of severance pay in any manner. In this regard, the Executive shall not be entitled to Termination Pay hereunder for more than one position with the Company and its Affiliates. If the Executive is entitled to any notice or payment in lieu of any notice of termination of employment required by Federal, state or local law, including but not limited to the Worker Adjustment and Retraining Notification Act, the severance compensation to which the Executive would otherwise be entitled under this Agreement shall be reduced by the amount of any such payment in lieu of notice. Executive shall not be entitled to any severance or termination payments (but excluding retirement and similar benefits) under any other plan, program, arrangement or agreement (other than any stock award or stock option agreements) with the Company or any of its Affiliates. Except as set forth in the immediately preceding sentence, the foregoing payments and benefits shall be in addition to and not in lieu of any payments or benefits to which the Executive and his or her dependents may otherwise be entitled to under the Company’s compensation and employee benefit plans. Subject to subparagraph (a)(iii) of the definition of Good Reason, nothing herein shall be deemed to restrict the right of the Company from amending or terminating any such plan in a manner generally applicable to similarly situated active employees of the Company and its Affiliates, in which event the Executive shall be entitled to participate on the same basis (including payment of applicable contributions) as similarly situated active executives of the Company and its Affiliates.

(e) Mutual Release. Termination Pay shall be conditioned upon the execution by the Executive of a valid release prepared by the Company pursuant to which the Executive shall release the Company, to the maximum extent permitted by law, from any and all claims the Executive may have against the Company that relate to or arise out of the employment or termination of employment of the Executive, except such claims arising under this Agreement, any employee benefit plan, or any other written plan or agreement (a “Release”). The full amount of Termination Pay shall be paid in a lump sum in cash to the Executive within sixty (60) days after the date of the Executive’s termination of employment if and only if the Executive has properly executed, delivered to the Company, and not revoked, a Release, provided that if such sixty (60) day period overlaps two calendar years, the Termination Pay shall be paid in the later of such calendar years. In addition, if the Executive shall timely deliver (and shall not have revoked) the Release, the Company shall simultaneously with the payment of Termination Pay execute a release of all claims it may have against the Executive arising out of the Executive’s employment, other than claims arising under this Agreement or otherwise relating to covenants and obligations of the Executive intended to continue following the Executive’s termination of employment.

3. Excise Taxes. If the Company reasonably determines that (a) the termination benefits payable to the Executive pursuant to this Agreement would subject the Executive to an excise tax under Section 4999 of the Code, and (b) the net amount that the Executive would realize from such benefits on an after-tax basis would be greater if the benefits payable hereunder were limited, then the benefits payable hereunder shall be limited such that the Executive’s net payment received on an after-tax basis is $1 less than the amount at which the payment would be subjected to the excise tax under Section 4999 of the Code. Any reduction in the amount of benefits payable hereunder shall be debited, in order from the amounts payable under Section 2(a)(ii), then 2(a)(iii) and then 2(a)(iv).

4. Certain Covenants by the Executive.

(a) Covenant Not to Compete or Solicit. The Executive hereby agrees that, during the term of his employment with the Company or any of its Affiliates and for a period of two (2) years thereafter, he will not, directly or indirectly, individually or on behalf of any person or entity other than the Company or any of its Affiliates:

(i) develop, own, manage, operate, or otherwise engage in, participate in, represent in any way or be connected with, as officer, director, partner, owner, employee, agent, independent contractor, consultant, proprietor, stockholder or otherwise, any Competing Business, in any geographic territory (within or outside the United States) in which the Company does business; or

(ii) act in any way, directly or indirectly, on behalf of any Competing Business, with the purpose or effect of soliciting, diverting or taking away any business, customer, client, supplier, or good will of the Company; or

(iii) solicit, induce, recruit or encourage, either directly or indirectly, any employee of the Company or any of its Affiliates to leave his or her employment with the Company or any of its Affiliates, or employ or offer to employ any employee of the Company or any of its Affiliates. For the purposes of this section, an employee of the Company or any of its Affiliates shall be deemed to be an employee of the Company or any such Affiliate while employed by the Company or such Affiliate and for a period of 60 days thereafter.

Notwithstanding the foregoing, the Executive is not prohibited from (i) owning, either of record or beneficially, not more than two percent (2%) of the shares or other equity of any publicly traded company or (ii) acting as an officer, employee, agent, independent contractor or consultant to any company or business which engages in multiple lines of business, one or more of which may be a Competing Business, if Executive has no direct or indirect involvement, oversight or responsibility with respect to the unit, division, group or other area of operations which cause such company or business to be a Competing Business.

The provisions of this Section 4(a) are not intended to override, supersede, reduce, modify or affect in any manner any other non-competition or non-solicitation agreement between the Executive, the Company or any of its Affiliates. Any such covenant or agreement shall remain in full force and effect in accordance with its terms. The Company will be entitled to injunctive and other relief to prevent or enjoin any violation of the provisions of this Agreement.

(b) Protection of Confidential Information. The Executive agrees that he or she will not at any time during or following his or her employment by the Company, without the Company’s prior written consent, divulge any Confidential Information to any other person or entity or use any Confidential Information for his or her own benefit. Upon termination of employment, for any reason whatsoever, regardless of whether either party may be at fault, the Executive will return to the Company all physical Confidential Information in the Executive’s possession.

(c) Nondisclosure of Agreement. The Executive agrees, at all times during his or her employment by the Company, not to disclose or discuss in any manner (whether to individuals inside or outside the Company), the existence or terms of, this Agreement without the prior written consent of the Company, except to the extent required by law.

(d) Nondisparagement. The Executive and the Company agree that, for so long as the Executive remains employed by the Company, and for a period of two (2) years following the termination of the Executive’s employment, neither the Executive nor the Company will make or authorize any public statement, whether orally or in writing, that disparages the other party hereto with respect to such other party’s business interests or practices; provided, that neither party shall be restricted in connection with statements made in context of any litigation, arbitration or similar proceeding involving the other party hereto.

(e) Extent of Restrictions. The Executive acknowledges that that he has given careful consideration to the restraints imposed by this Section 4 and he fully agrees that the restrictions contained in this Section 4 correctly set forth the understanding of the parties at the time this Agreement is entered into, are reasonable and necessary to protect the legitimate interests of the Company, and that any violation will cause substantial injury to the Company. In the event of any such violation, the Company shall be entitled, in addition to any other remedy, to preliminary or permanent injunctive relief. If any court having jurisdiction shall find that any part of the restrictions set forth in this Agreement are unreasonable in any respect, it is the intent of the parties that the restrictions set forth herein shall not be terminated, but that this Agreement shall remain in full force and effect to the extent (as to time periods and other relevant factors) that the court shall find reasonable.

(f) Colorado Law. Executive further acknowledges the following provisions of Colorado law, set forth in Colorado Revised Statutes Section 8-2-133(2):

“Any covenant not to compete which restricts the right of any person to receive compensation for performance of skilled or unskilled labor for any employer shall be void, but this subsection (2) shall not apply to:

(a) Any contract for the purchase and sale of a business or the assets of a business;

(b) Any contract for the protection of trade secrets;

(c) Any contract provision providing for the recovery of the expense of educating and training an employee who has served an employer for a period of less than two years; and

(d) Executive and management personnel and officers and employees who constitute professional staff or executive and management personnel.”

Executive acknowledges that (i) this Agreement is executed for the protection of trade secrets under Section 8-2-113(2)(b), and is intended to protect the confidential information and trade secrets of the Company, and (ii) he is an executive or management personnel within the meaning of Section 8-2-113(2)(d).

5. Tax Withholding. All payments to the Executive under this Agreement will be subject to the withholding of all applicable employment and income taxes.

6. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

7. Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. The Company will require any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place.

8. Entire Agreement. By executing this Agreement, the Executive agrees that any and all agreements executed between the Company (or any subsidiary of the Company or any predecessor of the Company or any subsidiary of the Company) and the Executive prior to the date hereof regarding benefits resulting from a Change in Control are hereby nullified and cancelled in their entirety, and this Agreement shall substitute for and fully replace any such prior agreements. This Agreement shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement may not be modified in any manner except by a written instrument signed by both the Company and the Executive. Notwithstanding the foregoing, nothing in this Agreement adversely modifies or affects the terms of any written or electronic agreement entered into by the Company and the Executive setting forth the terms and provisions applicable to any equity-based incentive award granted to the Executive pursuant to any equity plan sponsored or maintained by the Company.

9. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to the Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2). In the event the terms of this Agreement would subject the Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to the Executive’s “termination of employment,” such term shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if the Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable to the Executive (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the first business day following the six-month anniversary of the separation from service and (b) the date of Executive’s death. Any reimbursement or advancement payable to the Executive pursuant to this Agreement or otherwise shall be conditioned on the submission by the Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to the Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement or otherwise shall not be subject to liquidation or exchange for any other benefit.

10. Notices. Any notice required under this Agreement shall be in writing and shall be delivered by certified mail return receipt requested to each of the parties as follows:

To the Executive:

At the most recent address on the payroll records of the Company.

To the Company:

The WhiteWave Foods Company

12002 Airport Way

Broomfield, CO 80021

Attn.: General Counsel

Tel.: 303-635-4108

Fax: 303-635-5108

11. Governing Law. The provisions of this Agreement shall be construed in accordance of the laws of the State of Delaware, except to the extent preempted by ERISA or other federal laws, as applicable, without reference to the conflicts of laws provisions thereof.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date and year first above written.

The WhiteWave Foods Company

/s/ Thomas N. Zanetich
Executive Vice President, Human Resources

/s/ [Executive]